    As filed with the Securities and Exchange Commission on September 9, 1998
                                                    Registration No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ____________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  ____________

                              3DX TECHNOLOGIES INC.
               (Exact name of registrant as specified in charter)

        Delaware                                               76-0386601
(State or other jurisdiction of                             (I.R.S. employer
incorporation or organization)                            identification number)

                          12012 Wickchester, Suite 250
                              Houston, Texas 77079
                                 (281) 579-3398
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ____________

                                 Ronald P. Nowak
                      President and Chief Executive Officer
                          12012 Wickchester, Suite 250
                              Houston, Texas 77079
                                 (281) 579-3398
           (Name and address, including zip code and telephone number, including area code, of agent for service)
                                  ____________
                                 with a copy to:
                             Jay R. Schifferli, Esq.
                            Kelley Drye & Warren LLP
                               Two Stamford Plaza
                              281 Tresser Boulevard
                           Stamford, Connecticut 06901
                                 (203) 324-1400

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================

          Title of shares                 Amount to be       Proposed maximum offering      Proposed maximum            Amount of
         to be registered                  registered            price per share(1)        aggregate offering       registration fee
                                                                                                price(1)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per         3,411,318                     $0.50(2)                $1,705,659                  $516.87
share
------------------------------------------------------------------------------------------------------------------------------------

       (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
         (2) Based on the average of the high and the low prices of the Common Stock on the Nasdaq National Market on September 8, 1998.
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 Subject to completion, dated September 9, 1998
PROSPECTUS

                               ___________ SHARES

                              3DX TECHNOLOGIES INC.
                          COMMON STOCK ($.01 PAR VALUE)

              This Prospectus relates to the offer and sale of __________ shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of 3DX Technologies Inc. ("3DX" or the "Company") by or on behalf of certain stockholders of the Company ("Selling Stockholders").

              The Shares may be offered and sold from time to time by one or more of the Selling Stockholders, however, no Selling Stockholder is required to offer or sell any of his or its Shares. The Selling Stockholders anticipate that, if and when offered and sold, the Shares will be offered and sold in transactions (which may include block transactions) effected on the Nasdaq National Market at the then prevailing market prices. The Selling Stockholders reserve the right, however, to offer and sell the Shares on any other national securities exchange on which the Common Stock is or may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions as a price then to be negotiated. All offers and sales made on the Nasdaq National Market or any other national securities exchange or in the over-the-counter market will be made through or to licensed brokers and dealers. All proceeds from the sale of the Shares will be paid directly to the Selling Stockholders and will not be deposited in an escrow, trust or other similar arrangement. The Company will not receive any of the proceeds from the sales by the Selling Stockholders. No discounts, commissions or other compensation will be allowed or paid by the Selling Stockholders or the Company in connection with the offer and sale of the Shares, except that usual and customary brokers' commissions may be paid by the Selling Stockholders. Upon any sale of the Shares offered hereby, the Selling Stockholders and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

              The Company has agreed to indemnify the Selling Stockholders, and the Selling Stockholders have agreed to indemnify the Company, its officers, directors, employees, agents and controlling persons against certain liabilities arising in connection with this offering, including liabilities under the Securities Act. The Company will pay all expenses incurred in connection with this offering, excluding commissions charged by any broker or dealer acting on behalf of a Selling Stockholder. The legal, accounting and other fees and expenses to be paid by the Company related to the offer and sale of the Shares contemplated hereby are estimated to be $____________.

              The Common Stock is quoted on the Nasdaq National Market under the symbol "TDXT". On September 8, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $0.56.

                                  ____________


THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                  ____________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ____________

               The date of this Prospectus is September __, 1998.

              No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it would be unlawful to make such an offer or solicitation in such jurisdiction.

                              AVAILABLE INFORMATION

              The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at Seven World Trade Center, 13th Floor, New York, New York 10048. In addition, the Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval system (EDGAR). The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. The Common Stock is quoted on the Nasdaq National Market.

              The Company has filed with the Commission a Registration Statement on Form S-3, as amended (the "Registration Statement"), under the Securities Act with respect to the securities being offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the offer and sale of the securities, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

              (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

              (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

              (c)     Current Report on Form 8-K dated September 9, 1998; and

              (d) The description of the Common Stock offered hereby contained in the Company's Registration Statement on Form 8-A which was declared effective by the Commission on December 9, 1996.

              All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 (other than, in the case of the Company's Proxy Statement, portions thereof not deemed to be "filed" for the purposes of Section 18 of the Exchange
Act) and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities to be made hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

              The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of the documents incorporated herein or in the Registration Statement by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information the Registration Statement so incorporates). Written or telephone requests for such documents should be directed to Investor Relations Department, 3DX Technologies Inc., 12012 Wickchester, Suite 250, Houston, Texas 77079, telephone (281) 579-3398.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

              Certain statements in the materials given to the Purchasers including statements regarding anticipated capital expenditures, estimates of proved reserves, future rates of production, future growth, future exploration, future seismic data (including timing and results), future reserves, revenues, future drilling (including the timing and results thereof), expansion of operations, generation of additional prospects and results of current or future prospects, future reserves and future leases, and other land rights, timing of capital expenditures and regulatory reform, and other statements contained herein regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). The words "budgeted", "anticipate," "project," "estimate," "expect," "may," "believe," "potential" and similar statements are intended to be among the statements that are forward looking statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors" and in the Company's filings with the SEC.

                                   THE COMPANY

3DX Technologies Inc. ("the Company") is a knowledge-based oil and gas exploration company whose core competence and strategic focus is the utilization of 3-D seismic imaging and other advanced technologies in the search for commercial quantities of hydrocarbons. The Company enters into partnerships that enable it to combine its expertise and exploration capabilities with the operating skills of other oil and gas companies. The Company participates in selected exploration projects as a non-operating working interest owner, sharing both risks and rewards with its partners. The Company commenced operations in January 1993 to take advantage of perceived opportunities emerging from changes in the domestic oil and gas industry, including the divestiture of domestic oil and gas properties, advances in technology and the outsourcing of specialized technical capabilities. By reducing drilling risk through 3-D imaging and analysis, the Company seeks to improve the expected return on investment in its oil and gas projects. In mid 1998, the Company changed its business model for entering new 3-D projects. The Company has begun to form strategic relationships with knowledge based generators and to fund potential projects earlier in the process of the project generation. By providing capital in the earlier stages of a project instead of the 3-D acquisition point, the strengths of 3DX as explorationists and project managers can be realized with promotion of the deals and recovery of costs. As of August 1998, the

Company's portfolio included 45 prospects identified on 12 separate 3-D projects primarily located onshore within the Gulf Coast region from South Texas to Louisiana. Although the Company's geographic focus was principally the Gulf Coast region, the Company has and will continue to pursue opportunities that may become available in other select geographic areas as its capital resources increase.]

              The Company was incorporated under the laws of the State of Delaware in 1992. Its offices are located at 12012 Wickchester, Suite 250, Houston, Texas 77079 and its telephone number is (281) 579-3398.



                                  RISK FACTORS

      IN ADDITION TO THE OTHER INFORMATION AND FINANCIAL DATA SET FORTH ELSEWHERE IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

Limited Operating History and Significant Historical Operating Losses

           The Company commenced its operations in 1993 and has only a limited operating history. Potential investors, therefore, have limited historical financial and operating information upon which to base an evaluation of the Company's performance and an investment in shares of Common Stock. For example, the producing wells within exploration projects in which the Company is participating have been on production only for a short period of time. Therefore, estimations with respect to the proved reserves and level of future production attributable to these wells are difficult to determine and there can be no assurance as to the volume of recoverable reserves that will be realized from such wells. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of their development. The Company has incurred significant operating and net losses to date. Net losses for 1995, 1996 and 1997 were approximately $2.5 million, $2.7 million and $11 million, respectively. At June 30, 1998, the Company had an accumulated deficit of $26.2 million. The development of the Company's business and its participation in an increasingly larger number of projects has required and will continue to require substantial expenditures. The Company's future financial results will depend primarily on its ability to economically locate hydrocarbons in commercial quantities, to provide drilling site and target depth recommendations resulting in profitable productive wells and on the market prices for oil and gas. There can be no assurance that the Company will achieve or sustain profitability or positive cash flows from operating activities in the future. As of June 30, 1998, the Company had a deficit in working capital of approximately $2.8 million. Management of the Company continues to be actively engaged in soliciting new equity investors to provide funding for its capital program. Management of the Company understands that the Company's business requires substantial oil and gas expenditures and that additional financing will be required to completely fund its capital program. The lack of firm commitments for additional equity financing at this time, combined with a deficit in working capital, raises uncertainty about the ability of the Company to continue as a going concern. In the absence of additional funding, the Company may be required to reduce its planned level of capital expenditures or pursue other financial alternatives, which could include a sale or merger of the Company.

VOLATILITY OF OIL AND GAS PRICES

           The Company's revenues, profitability, cash flow and future growth are affected by changes in prevailing oil and gas prices. Oil and gas prices have been subject to wide fluctuations in recent years in response to relatively minor changes in the supply and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the control of the Company, including economic, political and regulatory developments and competition from other sources of energy. It is impossible to predict future oil and gas price movements. Currently, the Company does not engage in hedging activities. As a result, the Company may be more adversely affected by fluctuations in oil and gas prices than other industry participants that do engage in such activities. No assurances can be given as to the future level of activity in the oil and gas exploration and development industry and its relationship to the future demand for the expertise offered by the Company. An extended or substantial decline in oil and gas prices could have a material adverse effect on the Company's financial position and results of operations, the volume of oil and gas that may be economically produced by operations of projects in which the Company participates and the Company's access to capital.

NON-OPERATOR STATUS

           The Company relies upon other project partners to provide certain project operations including land acquisition, drilling, marketing and project administration. As a result, the Company has only a limited ability to exercise control over a significant number of a project's operations or the associated costs of such operations. The success of a project is dependent upon a number of factors which are outside of the Company's area of expertise and project responsibilities. Such factors include: (i) the availability of favorable lease terms and required permitting for projects, (ii) the availability of future capital resources by the Company and the other participants for the purchasing of leases and the drilling of wells, (iii) the approval of other participants to the purchasing of leases and the drilling of wells on the projects, (iv) the economic conditions at the time of drilling, including the prevailing and anticipated prices for oil and gas and (v) the ability of the operator to successfully and adequately perform its tasks. The Company's reliance on other project partners and its limited ability to directly control certain project costs could have a material adverse effect on the realization of expected rates of return on the Company's investment in projects.

ABILITY TO DISCOVER ADDITIONAL RESERVES

           The Company's future success is dependent upon its ability to economically locate additional oil and gas reserves in commercial quantities. The Company's ability to do so is dependent upon a number of factors, including its participation in multiple exploration projects and its technological capability to locate oil and gas in commercial quantities. The Company does not yet generate or develop its own projects and no assurances can be given that the Company will have the opportunity to participate in projects which economically produce commercial quantities of hydrocarbons in amounts necessary to meet its business plan or that the projects in which it elects to participate will be successful. Except to the extent that the Company successfully locates commercial quantities of economically recoverable oil and gas, the Company's proved reserves will decline as reserves are produced. There can be no assurance that the Company will be able to discover additional commercial quantities of oil and gas or that the Company's project partners will have success drilling productive wells and acquiring properties at low finding costs.

SUBSTANTIAL CAPITAL REQUIREMENTS AND LIQUIDITY

         To date, net cash provided by operating activities has been limited and the Company has funded its oil and gas exploration activities principally through cash provided by the sale of equity securities and long-term debt. The Company's business requires substantial oil and gas capital expenditures. To achieve its near-term goals, the Company has been and will be required to make oil and gas capital expenditures substantially in excess of its net cash flow from operations in order to acquire, explore and develop oil and gas properties. The level of capital spending in 1998 will be dependent upon the Company's ability to obtain additional sources of funding.

         As of June 30, 1998, the Company had a deficit in working capital of approximately $2.8 million. On December 18, 1997, the Company executed a credit agreement with a commercial bank, the borrowing capacity of which was set at $2.0 million in April 1998. During the quarter ended June 30,

1998, the Company borrowed $2.0 million under the credit agreement. Such amount is the maximum amount currently available for borrowing under the credit facility. The borrowing capacity is a function of the value of the Company's proved oil and gas reserves, and is redetermined on a semi-annual basis. The bank is currently conducting a scheduled redetermination. Although the Company increased its proved reserves as a result of successful drilling operations during the quarter ended June 30, 1998, the bank has not concluded whether it will increase the borrowing capacity at this time. The credit agreement is secured by substantially all of the Company's oil and gas properties and contains restrictions on dividends and additional liens and indebtedness and requires the maintenance of a minimum current ratio and net worth, each as defined in the credit agreement. As of June 30, 1998, the Company was not in compliance with certain covenants of the credit agreement pertaining to minimum working capital and aging of accounts payable. The bank has agreed to waive these instances of non-compliance through September 30, 1998. In the absence of an improvement in the Company's working capital accounts payable aging, future waivers from the bank will be necessary.

         As a result of the Company's periodic review of each of its oil and gas exploration and development properties and its available capital, the Company has occasionally sold partial interests in specific oil and gas projects to other investors to reduce its total investment commitment to such projects. No gain or loss has been recognized on these transactions. The Company is currently reviewing its portfolio to identify properties to be marketed to industry partners for cash consideration, reversionary working interests or some combination thereof. Such interests may consist of both producing wells and future drilling locations. There can be no assurance, however, that the Company will be able to sell any such interests, or that the terms of such potential sales would be acceptable to the Company.

         The Company will require additional sources of financing to fund drilling expenditures on properties currently owned by the Company and, to a lesser extent, to fund leasehold costs and geological and geophysical costs on its active exploration projects. The Company generally has the right, but not the obligation, to participate for its percentage interest in drilling wells and can decline to participate if it does not have sufficient capital resources at the time such drilling operations are proposed. The Company can also potentially transfer its right to participate in drilling wells in exchange for cash, a reversionary interest, or some combination thereof. To recover its investment in unevaluated properties, it is necessary for the Company to either participate in drilling which finds commercial oil and gas production and produce such reserves or receive sufficient value through the sale or transfer of its interests.

         The Company expects that its projected cash flows from currently producing properties will be sufficient to fund its cash general and administrative costs for the reminder of 1998, including technical employee and related costs which are capitalized under full-cost accounting, however, these cash flows are not projected to be sufficient to fund the current deficit in working capital. The Company's projections of cash flows from currently producing properties could be adversely affected by declines in oil and gas prices below current levels or anticipated seasonal lows and unanticipated declines in oil and gas production from existing properties.

         The Company intends to seek additional financing to satisfy its capital requirements. The Company is currently evaluating alternatives to obtain additional equity financing, which include sales of common or preferred stock. In the absence of additional financing, the Company anticipates that it will be required to modify the implementation and timing of its oil and gas exploration and development capital spending for 1998 and 1999, which modification could have a material adverse effect on the Company. No assurance can be given that the Company will be able to obtain additional financing on terms which would be acceptable to the Company, if at all. The Company's inability to obtain additional financing would have a material adverse effect on the Company. The lack of firm commitments for equity financing at this time, combined with the deficit in working capital, raises uncertainty about the ability of the Company to continue as a going concern. In the absence of additional funding, the Company may be required to reduce its planned level of capital expenditures or pursue other financial alternatives, which could include a sale or merger of the Company.

UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES

           There are numerous uncertainties inherent in estimating oil and gas reserves and in projecting future rates of production. Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies, and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers. at different times may vary substantially. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material.

RISK OF EXPLORATORY DRILLING ACTIVITIES

           The success of the Company will be materially dependent upon the continued success of its exploratory drilling program. Exploratory drilling involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs or delivery crews and the delivery of equipment. Although the Company believes that its use of 3-D seismic data and other advanced technology should increase the probability of success of its exploratory wells through elimination of prospects that might otherwise be drilled solely on the basis of 2-D seismic data and other traditional methods, exploratory drilling remains a speculative activity. Even when fully utilized and properly interpreted, 3-D seismic data and advanced techniques only assist geoscientists in identifying subsurface structures and do not allow the interpreter to know if hydrocarbons will in fact be present in such structures if they are drilled. In addition, the use of 3-D seismic data and such technologies requires greater pre-drilling expenditures than traditional drilling strategies and the Company could incur losses as a result of such expenditures. The Company's future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on the Company's future results of operations and financial condition. There can be no assurance that the Company's overall drilling success rate or its drilling success rate for activity within a particular project area will not decline. Although the Company has identified or budgeted for numerous drilling prospects, there can be no assurance that such prospects will be leased or drilled (or drilled within the scheduled or budgeted time frame) or that natural gas or oil will be produced from any such identified prospects or any other prospects. Prospects may initially be identified through a number of methods, some of which do not include interpretation of 3-D or other seismic data.

COMPETITION

           The exploration for and production of oil and gas are highly competitive. Many companies and individuals are engaged in the business of acquiring interests in and developing onshore and near onshore oil and gas properties in the United States. The industry is not dominated by any single competitor or a small number of competitors. The Company competes with a large number of technology-driven major and independent oil and gas companies for the acquisition of desirable oil and gas properties, as well as for the equipment and expertise required to operate and develop such properties. Many of these competitors have financial and other resources substantially in excess of those available to the Company. Such competitive disadvantages could adversely affect the Company's ability to participate in projects with favorable rates of return.

TECHNOLOGICAL CHANGES

           The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. As new technologies develop, the Company may be placed at a competitive disadvantage, and competitive pressures may force the Company to implement such new technologies at substantial cost. There can be no assurance that the Company will be able to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. One or more of the technologies currently utilized by the Company or implemented in the future may become obsolete. In such case, the Company's business, financial condition and results of operations could be materially adversely affected. If the Company is unable to utilize the most advanced commercially available technology, the Company's business, financial condition and results of operations could be materially and adversely affected.

OPERATING RISKS OF OIL AND NATURAL GAS OPERATIONS

      The oil and natural gas business involves certain operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Company. In addition, offshore projects are subject to the additional hazards of marine operations, such as capsizing, collision and damage or loss from severe weather. The availability of a ready market for the Company's oil and natural gas production also depends on the proximity of reserves to, and the capacity of, oil and natural gas gathering systems, pipelines and trucking or terminal facilities. In addition, the Company may be liable for environmental damages caused by previous owners of property purchased and leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of the Company's properties. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and losses. The occurrence of an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

      Oil and natural gas operations are subject to various federal, state and local government regulations, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas. In addition, the development, production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. The Company is also subject to changing and extensive tax laws, the effects of which cannot be predicted. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on the Company.

VARIABILITY OF OPERATING RESULTS

           The Company's operating results have in the past and may in the future fluctuate significantly depending upon a number of factors including industry conditions, prices of oil and gas, rate of drilling success, rates of production from completed wells and the timing of capital expenditures. Such variability could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any failure or delay in the realization of expected cash flows from operating activities could limit the Company's ability to invest and participate in economically attractive projects.

DEPENDENCE ON KEY PERSONNEL

           The Company has assembled a team of geologists, geophysicists and engineers who have considerable experience effectively applying 3-D imaging technologies. The Company is dependent upon the knowledge, skills and experience of these experts to provide 3-D imaging and assist the Company in reducing the risks associated with its participation in oil and gas exploration projects. In addition, the success of the Company's business also depends to a significant extent upon the abilities and continued efforts of its management, particularly Ronald P. Nowak, the Company's President and Chief Executive Officer. The Company does not have employment agreements with any of its employees except Mr. Nowak, which provides for an employment term of two years ending February 2000. The loss of the services of key management personnel or the Company's technical experts, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's business, financial condition, results of operations, development efforts and ability to expand. There can be no assurance that the Company will be successful in attracting and retaining such executives, geoscientists and engineers.

POSSIBLE VOLATILITY OF STOCK PRICE

           The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, variations in the Company's quarterly operating results, regulatory or other changes in the oil and gas industry generally, announcements of business developments by the Company or its competitors, changes in operating costs and changes in general market conditions. See "-Variability of Operating Results."

ANTI-TAKEOVER CONSIDERATIONS

         The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "Bylaws") include certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors. These provisions may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors, even though such a transaction may offer the holders of Common Stock the opportunity to sell their stock at a price above the prevailing market price. Such provisions may also render the removal of directors and management more difficult. Specifically, the Certificate of Incorporation and Bylaws, as the case may be, have been amended to provide for a classified Board of Directors serving staggered, three-year terms and certain advance notice requirements for stockholder nominations of candidates for election to the Company's Board of Directors and certain other stockholder proposals. Such provisions could limit the price that certain persons might be willing to pay in the future for shares of Common Stock. In addition, prior to completion of the Offering, the Certificate of Incorporation was amended and restated to authorize the Board of Directors of the Company to issue from time to time, without any further action of stockholders, up to one million shares of Preferred Stock (as defined herein), on such terms and with such rights, designations, preferences, qualifications, limitations and restrictions  as the Board of  Directors  may  determine.  The  issuance of such
Preferred Stock, depending upon the rights, designations, preferences, qualifications, limitations and restrictions thereof, may have the effect of delaying, deterring or preventing a change in control of the Company or may otherwise  adversely  affect
the interests of holders of Common Stock. Further, certain provisions of the Delaware General Corporation Law (the "DGCL") prevent certain stockholders from engaging in business combinations with the Company, subject to certain exceptions. See "Description of Capital Stock-Preferred Stock," "Description of Capital Stock-Certain Provisions of the Certificate of Incorporation and Bylaws" and "Description of Capital Stock-Delaware Anti-Takeover Law."

                              SELLING STOCKHOLDERS

              The following table sets forth, to the knowledge of the Company, the number of shares of Common Stock and the percentage of the outstanding shares of Common Stock beneficially owned by each Selling Stockholder, and the number of Shares to be offered and sold by such Selling Stockholder, and the number of shares and percentage of outstanding shares to be beneficially owned by such Selling Stockholder after such offering and sale, assuming that all the shares offered by such Selling Stockholder are in fact sold. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. As of September __, 1998 the Company had _________ shares of Common Stock issued and outstanding.



                                            Beneficial Ownership                              Beneficial Ownership
                                            Prior to the Offering                              After the Offering
                                     ------------------------------------                 ------------------------------
                                         Shares of                          Shares to        Shares of
                                        Common Stock     Percentage (1)      be Sold        Common Stock    Percentage
                                        ------------     --------------     ---------       ------------    ----------






              Each of ______________ was employed by the Company in various positions during the past three years. None of the other Selling Stockholders who is an individual is currently employed by the Company.

              The Selling Stockholders acquired their Shares pursuant to one or more of (i) a Stock Purchase Agreement dated as of November 3, 1993 between the Company and certain investors, (ii) a Series C Preferred Stock Purchase Agreement dated as of July 26, 1995 between the Company and certain investors and (iii) a Common Stock Subscription Agreement dated June 3, 1998 between the Company and certain investors, or as permitted transferees of persons who so acquired such Shares. Pursuant to the Common Stock Subscription Agreement, the Company agreed to effect the registration of the offering and sale of the Shares issued thereunder on a delayed or continuous basis under the Securities Act on certain terms and conditions. The Stockholders Agreement and the Series C Preferred Stock Purchase Agreement provide for "piggy-back" and other registration rights on certain terms and conditions.

                              PLAN OF DISTRIBUTION

              The Shares may be offered and sold from time to time by one or more of the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. No Selling Stockholder is required to offer or sell any of his or its Shares. The Selling Stockholders anticipate that, if and when offered and sold, the Shares will be offered and sold in transactions (which may include block transactions) effected on the Nasdaq National Market at then prevailing market prices. The Selling Stockholders reserve the right, however, to offer and sell the Shares on any other national securities exchange on which the Common Stock is or may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions each at a price then to be negotiated. All offers and sales made on the Nasdaq National Market or any other national securities exchange or in the over-the-counter market will be made through or to licensed brokers and dealers. No agreements, arrangements or understandings have been entered into with any broker or dealer, and no brokers or dealers have been selected, in connection with the offer and sale of the Shares. No discounts, commissions or other compensation will be allowed or paid by the Selling Stockholders or the Company in connection with the offer and sale of the Shares, except that usual and customary brokers' commissions may be paid by the Selling Stockholders. All proceeds from the sale of the Shares will be paid directly to the Selling Stockholders and will not be deposited in an escrow, trust or other similar arrangement.

              The selling broker may act as agent or may acquire the Shares or interests therein as principal or pledgee and may, from time to time, effect distributions of the Shares or interests. If a dealer is utilized in the sale of the Shares in respect of which the Prospectus is delivered, the Selling Stockholders will sell the Shares to the dealer, as principal. The dealer may then resell the Shares to the public at varying prices to be determined by such dealer at the time of resale.

              The Company has agreed to indemnify the Selling Stockholders and the Selling Stockholders have agreed to indemnify the Company, its officers, directors, employees, agents and controlling persons from certain damages or liabilities arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in or material omission or alleged omission from the Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, to the extent such untrue statement or omission was made in the Registration Statement or other document in reliance upon information furnished by the indemnifying party.

              The legal, accounting and other fees and expenses related to the offer and sale of the Shares contemplated hereby are estimated to be $_____________ and will be paid by the Company. The Company will pay all expenses incurred in connection with this offering, excluding commissions charged by any broker or dealer acting on behalf of a Selling Stockholder.

                                     EXPERTS

               The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report included in the Company's Form 8-K dated September 9, 1998, which contains an explanatory fourth paragraph with respect to the existence of substantial doubt about the Company's ability to continue as a going concern, as described more fully in Note 11 to the financial statements.



           The reports of independent petroleum engineers, dated December 31, 1997 and June 30, 1998 incorporated by reference in this Prospectus and elsewhere in this registration statement are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                  LEGAL MATTERS

              Certain legal matters in connection with the legality of the securities offered hereby have been passed upon for the Company by Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178, and Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901.

                                    * * * * *




No   dealer,  salesperson   or  other  person  has  been
authorized  to  give  any  information  or  to  make any
representation  not  contained  in this Prospectus, and,
if  given  or  made, such information or  representation
must  not  be  relied upon as having been authorized  by
the Company.  This  Prospectus  does  not  constitute an
offer  to  sell  or  a  solicitation  of an offer to buy             3DX TECHNOLOGIES INC.
any of the securities offered hereby in any jurisdiction
to  any  person  to  whom  it is  unlawful  to make such
offer in such jurisdiction. Neither the delivery of this
Prospectus nor any sale made  hereunder shall, under any
circumstances,  create  any  implication  that there has
been   no change in the  affairs  of the  Company  since
the date hereof  or  that  the   information   contained
herein is correct as of any time subsequent to its date.                   [      ]
                                                                            Shares

                --------------------



                                                                          Common Stock
                                                                        ($.01 par value)

                    TABLE OF CONTENTS

                                                      Page

Available Information..............................
Incorporation of Certain Documents                                      ________________
     by Reference..................................
Special Note Regarding Forward-Looking                                      PROSPECTUS
     Information...................................                     ________________
The Company........................................
Risk Factors.......................................
Selling Stockholders...............................
Plan of Distribution...............................
Experts............................................
Legal Matters......................................


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                                                       Amount To
                  Type or Nature of Expense                                             be paid
                  -------------------------                                            ---------

         SEC registration fee......................................................    $ 516.87
         Accounting fees and expenses*.............................................
         Legal fees and expenses*..................................................
         Miscellaneous* . .........................................................     --------
         Total*            ........................................................    $
                                                                                       =========

----------------------
*To be filed by Amendment.


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

              Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actin, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under such
Section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

              Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of the Company's Certificate of

Incorporation eliminates the liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL. The DGCL permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability. The Company has acquired officers' and directors' liability insurance of $5 million for members of its Board of Directors and executive officers. In addition, the Company has entered into agreements to indemnify its directors and officers.

              At present, there is no pending litigation or other proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

              Article Seventh of the Company's Restated Certificate of Incorporation and Section 5 of Article V of the Company's By-laws provide for indemnification of directors and officers to the fullest extent permitted by
Section 145 of the DGCL.

Item 16.  Exhibits

         (a) The exhibits listed below have been filed as part of this Registration Statement.


         Exhibit No.                   Description of Exhibit
         -----------                   ----------------------

         3.1      -     Sixth Restated Certificate of Incorporation.(1)

         4.1      -     Specimen  common stock certificate of the Registrant.(1)

         4.2      -     Stock  Purchase   Agreement among the Company, C. Eugene
                        Ennis,  Douglas  C.  Nester,   Peter  M. Duncan  and the
                        Investors named therein dated November 9, 1993. (1)

         4.3      -     Series  C  Stock  Purchase Agreement among the  Company,
                        C. Eugene Ennis, Douglas C. Nester, Peter M. Duncan and the Investors named therein dated July 26, 1995. (1)

         4.4      -     Common Stock Subscription Agreement dated as  of June 3,
                        1998 by and among the Company and the purchasers named therein. (2)

         5.1      -     Opinion of Kelley Drye & Warren LLP regarding legality.*

         23.1     -     Consent  of  Kelley  Drye  &  Warren  LLP  (included  in
                        Exhibit 5.1).

         23.2     -     Consent of Arthur Andersen LLP.

         23.3     -     Consent of Ryder Scott Company.

         24.1     -     Powers  of  Attorney  executed by certain  officers  and
                        directors of the  Registrant  (See page II-4).


-------------------
To be filed by Amendment.

(1) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-14473) and incorporated herein by reference.

(2) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Commission on June 16, 1998 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) Reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (c) Include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

              Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1933, as amended, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on September 9, 1998.

                                    3DX TECHNOLOGIES INC.


                                    By: /S/ Ronald P. Nowak
                                        Ronald P. Nowak
                                        Chief Executive Officer

              KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Ronald P. Nowak and Russell L. Allen, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment, and
(iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Company and in the capacities and on the dates indicated.


          Signatures                              Title or Capacities                        Date
          ----------                              -------------------                        ----


/s/ C. Eugene Ennis                          Chairman of the Board                          September 9, 1998
C. Eugene Ennis


/s/ Ronald P. Nowak                          President and Chief Executive, and             September 9, 1998
Ronald P. Nowak                              Director (Principal Executive Officer)


/s/ Russell L. Allen                         Chief Financial Officer (Principal             September 9, 1998
Russell L. Allen                             Financial Officer)


/s/ Jon W. Bayless                           Director                                       September 9, 1998
Jon W. Bayless


/s/ Charles E. Edwards                       Director                                       September 9, 1998
Charles E. Edwards


                                      II-5



/s/ C. D. Gray                               Director                                       September 9, 1998
C.D. Gray


/s/ Douglas C. Williamson                    Director                                       September 9, 1998
Douglas C. Williamson


/s/ Douglas C. Nester                        Director                                       September 9, 1998
Douglas C. Nester


                                                 INDEX TO EXHIBITS


Exhibit           Description of Exhibit                                                                     Page
-------           ----------------------                                                                     ----

    3.1           Sixth and Restated Certificate of Incorporation, as amended.(1)

    4.1           Specimen common stock certificate of the Registrant.(1)

    4.2           Stock Purchase Agreement among the Company, C. Eugene Ennis,  Douglas C. Nester,  Peter
                  M. Duncan and the Investors named therein dated November 9, 1993. (1)

    4.3           Series C Stock  Purchase  Agreement  among the  Company,  C. Eugene  Ennis,  Douglas C.
                  Nester, Peter M. Duncan and the Investors named therein dated July 26, 1995. (1)

    4.4           Common Stock  Subscription  Agreement dated as of June 3, 1998 by and among the Company and the purchasers named therein. (2)

    5.1           Opinion of Kelley Drye & Warren LLP  regarding  the  legality of the  securities  being offered.*

    23.1          Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).

    23.2          Consent of Arthur Andersen LLP

    23.3          Consent of Ryder Scott.

    24.1          Powers of Attorney  executed by certain  officers and directors of the Registrant  (See page II-4).


--------------------
*To be filed by Amendmemt.

(1) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-14473) and incorporated herein by reference.

(2) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Commission on June 16, 1998 and incorporated herein by reference.